Promissory Note

$ 50,000.00 U.S.D.

For value received, the undersigned promises to pay E.T.C. Industries Ltd. (Payee) or order on demand the sum of Fifty Thousand U.S. dollars, plus interest from this date at the rate of 0%, both before and after default, until paid in full. Term is two years.


Signed at Vancouver, B.C. on January 9, 1999.


/s/                                     /s/
Witness                                 Promissor: Direction
                                        Technologies, Inc.